Exhibit 10
TERMINATION OF OPERATING AGREEMENT
     This Termination of Operating Agreement (this “Termination Agreement”) is made effective as of this 31st day of July, 2008 by and between MGM Jean, LLC, a Nevada limited liability company, and Jeanco Realty Development, LLC, a Nevada limited liability company (collectively, the “Partners” and individually, a “Partner”).
Recitals
          Whereas, the Partners entered into that certain Operating Agreement of Jeanco, LLC (the “Operating Agreement”), dated as of February 9, 2007; and
          Whereas, the Operating Agreement provided for the formation of a limited liability company pursuant to the Nevada Limited Liability Company law to be called Jeanco, LLC, which limited liability company was not formed; and
          Whereas, the Partners now desire to terminate the Operating Agreement and to forever release each other from all duties, rights, claims, obligations and liabilities arising from, in connection with, or relating to, the Operating Agreement, all as provided herein.
          Now, Therefore, in consideration of the mutual covenants set forth in this Termination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners, intending to be legally bound, agree as follows:
          1. Termination of Operating Agreement. The Partners, by execution hereunder, terminate the Operating Agreement ab initio, including, without limitation, all conditions, provisions and terms contained therein, and the same shall hereafter be null and void and of no further force and effect.
          2. Release. Each Partner, for itself and its affiliates, and for their respective partners, members, shareholders, officers, directors, employees and agents, hereby releases the other Partner and its affiliates, and their respective partners, members, shareholders, officers, directors, employees and agents, from any and all duties, rights, claims, obligations, loss, cost, liability or expense arising out of or related to the Operating Agreement or the “Property” as defined in the Operating Agreement.
          3. Entire Agreement.  This Termination Agreement embodies the entire agreement between the Partners with regard to the subject matter hereof and supersedes all prior written or oral agreements or contemporaneous discussions, negotiations, correspondence or other understandings. This Termination Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument. Each Partner further agrees that an electronic, facsimile and/or digital signature will be accorded the full legal force and effect of a handwritten signature. Execution of this Termination Agreement at different times and places by the Partners shall not affect the validity hereof.

          IN WITNESS WHEROF, the Partners have executed this Termination Agreement as of the day and year first written above.

MGM Jean, LLC		Jeanco Realty Development, LLC
a Nevada limited liability company		a Nevada limited liability company
		By:	American Nevada Company, LLC
a Nevada limited liability company, Manager

By:	/s/ Gary N. Jacobs

Name: Gary N. Jacobs		By:	/s/ Phillip N. Ralston

Title: Secretary		Name: Phillip N. Ralston

Title: Executive V.P. / Treasurer